Exhibit 5.5
October 29, 2010
Travelport LLC
Travelport Inc.
405 Lexington Avenue
New York, New York 10174

Re:	Travelport LLC, Travelport Inc. and Guarantors
Registration Statement on Form S-4
Ladies and Gentlemen:
     I am Vice President & Assistant Secretary of Travelport Inc., a Delaware corporation (“Travelport Inc.”), and have acted as Georgia counsel to its subsidiaries, (i) Worldspan S.A. Holdings II, L.L.C., (ii) Worldspan Open Table Holdings, LLC, (iii) Worldspan XOL LLC and (iv) Worldspan South American Holdings LLC, each a Georgia limited liability company (collectively, the “Georgia Guarantors”), in connection with the public offering by Travelport LLC, a Delaware limited liability company (“Travelport LLC”), and Travelport Inc. (together with Travelport LLC, the “Issuers”), of $250,000,000 aggregate principal amount of the Issuers’ 9% Senior Notes due 2016 (the “Exchange Notes”). The Indenture, dated as of August 18, 2010 (the “Indenture”), by and among the Issuers, the Georgia Guarantors, certain other guarantors named therein (together with the Georgia Guarantors, the “Guarantors”) and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”), provides for the guarantee of the Exchange Notes by the Georgia Guarantors, (collectively, the “Georgia Guarantees”) and each of the Guarantors to the extent set forth in the Indenture (guarantees by the Guarantors are collectively referred to herein as the “Guarantees”). The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding 9% Senior Notes due 2016 of the Issuers (the “Original Notes”) under the Indenture, as contemplated by the Registration Rights Agreement, dated as of August 18, 2010 (the “Registration Rights Agreement”), by and among the Issuers, the Guarantors, and Credit Suisse Securities (USA) LLC, as the representatives of the initial purchasers of the Original Notes.
     In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of:
(i)	the Registration Statement on Form S-4 relating to the Exchange Notes and the Guarantees to be filed by the Issuers with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”);

(ii)	an executed copy of the Registration Rights Agreement;

(iii)	an executed copy of the Indenture;

(iv)	copies of the current certificate of formation and limited liability company agreement of each of the Georgia Guarantors formed under the laws of the State of Georgia;

(v)	the action by written consent of Travelport Holdings, LLC, as general partner of the sole member, Travelport, LP, of each of the Georgia Guarantors, adopted August 17, 2010, and the unanimous written resolutions of the sole member thereof, adopted August 17, 2010, relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes, the Indenture, the Guarantees and related matters, as certified by Rochelle J. Boas, Senior Vice President and Secretary; and

(vi)	the form of the Exchange Notes, included as an exhibit to the Indenture
     I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Issuers and the Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Issuers, the Guarantors and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.
     In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Issuers, the Guarantors and others.
     I am a member of the Bar of the State of Georgia and have made no investigation of, and express no opinion in relation to, the laws of any jurisdiction other than the State of Georgia. This opinion is to be governed by and construed in accordance with the laws of the State of Georgia and is limited to and is given on the basis of the current law and practice in the State of Georgia. Except as described in the final paragraph of this opinion, this opinion is issued solely for the purposes of the filing of the Registration Statement, the offering of the Exchange Notes by the Issuers and the offering of the Georgia Guarantees by the Georgia Guarantors, as described in the Registration Statement, and is not to be relied upon in respect of any other matter.
     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that each of the Georgia Guarantors has the necessary corporate power and authority to execute and deliver each of their respective Georgia Guarantees, and each of the Georgia Guarantees has been duly authorized by each of the respective Georgia Guarantors.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, I do not hereby admit that I am an expert within the meaning of Section 11 of the Securities Act or that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Margaret Cassidy

Margaret Cassidy
Vice President & Assistant Secretary,
Travelport Inc.